Exhibit 99.1

NEWS RELEASE

DuPont Appoints Deanna M. Mulligan to Board of Directors
WILMINGTON, Del., April, 30, 2021 – DuPont (NYSE: DD) today announced the appointment of Deanna M. Mulligan to its Board of Directors, effective April 27, 2021. Following appointment, Ms. Mulligan was elected to the Board at the Company’s Annual Meeting of Stockholders on April 28, 2021.
“We are pleased to welcome Deanna Mulligan to DuPont’s Board of Directors,” said, Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “As a veteran CEO, Deanna brings a wealth of experience in leadership, risk management and workforce strategies. Her strong commitment to corporate governance, social impact, and experience on numerous boards will provide DuPont with diverse and valuable insight.”
Ms. Mulligan served as CEO of The Guardian Life Insurance Company of America, a mutual life insurance company (Guardian), from 2011 to October 2020. She served as a member of Guardian’s Board of Directors from 2011 to 2020, serving as Board Chair for the last quarter of 2020 until her retirement. Prior to joining Guardian in 2008, Ms. Mulligan founded DMM Management Solutions LLC and previously, she held several other consulting and management positions at McKinsey & Company, AXA Financial, Inc., and New York Life Insurance Company.
Ms. Mulligan currently serves as a director of The Vanguard Group, Inc., Trustee of the Vanguard Funds, Trustee of the Economic Club of New York, Trustee of New York Presbyterian Hospital, Director of Chief Executives for Corporate Purpose, Director of Partnership for New York City and Trustee of the Bruce Museum.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at investors.dupont.com.

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DuPont de Nemours, Inc.

                                    Exhibit 99.1

DuPont™, the DuPont Oval Logo, and all trademarks and service marks denoted with ™, SM or ® are owned by affiliates of DuPont de Nemours, Inc. unless otherwise noted.

4/30/21
For further information contact:
Investors:                        Media:
Leland Weaver                    Dan Turner
302-999-2477                     302-299-7628
leland.weaver@dupont.com     daniel.a.turner@dupont.com